Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports First Quarter

TEANECK, N.J., November 9, 2016 (GLOBE NEWSWIRE) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced its financial results for its first quarter ended September 30, 2016.

Highlights for the September 2016 quarter (compared to the September 2015 quarter)

-	Net sales of $188 million, an increase of $1 million

-	Net income of $12 million, a decrease of $6.6 million, or 35%

-	Diluted EPS of $0.31, a decrease of $0.16, or 34%

-	Adjusted EBITDA of $30 million, an increase of $2 million, or 8%

-	Adjusted diluted EPS of $0.36, an increase of $0.02, or 6%

COMMENTARY

“Our core Animal Health segment delivered solid top and bottom line results this quarter,” said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer, “and in light of some of the headwinds we faced, our performance really is a testament to the strength of our category as a whole and our business plan in particular.  This quarter’s performance came despite challenging economics in Brazil, one of our largest markets, continued weakness in the worldwide dairy market and the ongoing consumer driven transition away from certain antibacterials in the United States.  Double digit sales growth in our nutritional specialty products and vaccines resulted in 4% overall sales growth in Animal Health.  Our other business segments also contributed good profitability improvements. We view our fiscal year 2017 as a transition year, as we work with our customers as they respond to changing consumer preferences in the production of protein.  We remain active in looking for business development opportunities to strengthen our product offerings and expand geographically.”

QUARTERLY RESULTS

Net sales

Net sales of $188.0 million for the three months ended September 30, 2016, increased $0.9 million, or less than 1%, as compared to the three months ended September 30, 2015. Animal Health grew $4.4 million, while Mineral Nutrition and Performance Products declined $2.9 million and $0.6 million, respectively.

Animal Health

Net sales of $124.5 million for the three months ended September 30, 2016, grew $4.4 million, or 4%. The growth was primarily due to volume increases in the nutritional specialty and vaccine product groups within the segment. Nutritional specialty products grew $3.9 million, or 18%, primarily due to U.S. volume growth of our products for the dairy and poultry industries. Vaccines grew $2.5 million, or 21%, principally from volume growth, including products acquired from MVP Laboratories, Inc. in January 2016. Medicated feed additives (“MFAs”) and other declined $2.1 million, or 2%, primarily due to domestic volume declines resulting from adverse views regarding medically important antibacterials, partially offset by domestic growth in other products. International net sales declined slightly due to economic conditions in Brazil, partially offset by growth in other regions.

Mineral Nutrition

Net sales of $51.6 million decreased $2.9 million, or 5%, for the three months ended September 30, 2016. Stable volumes from demand for trace mineral products were offset by lower average selling prices due to underlying raw material commodity price declines.

Performance Products

Net sales of $11.9 million decreased $0.6 million, or 5%, for the three months ended September 30, 2016, due to lower average selling prices of personal care ingredients and lower volumes of copper-based products and chemical catalyst products. Higher average selling prices of copper-based products partially offset the declines.

Gross profit

Gross profit of $61.0 million for the three months ended September 30, 2016, increased $1.8 million, or 3%, as compared to the three months ended September 30, 2015. Gross profit increased to 32.4% of net sales for the three months ended September 30, 2016, as compared to 31.6% for the three months ended September 30, 2015. Animal Health gross profit increased $0.5 million due to volume growth in nutritional specialty and vaccine products, as well as lower unit costs from improved operating efficiencies. Current year Animal Health gross profit was reduced by $0.3 million of increased acquisition-related intangible amortization and $0.7 million of increased depreciation expense due to recent capital expenditures. Mineral Nutrition gross profit increased $0.7 million due to lower material costs, partially offset by lower average selling prices. Performance Products gross profit increased $0.5 million due to higher volumes of personal care ingredients and higher average selling prices of copper-based products, partially offset by lower average selling prices of personal care ingredients.

Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses of $39.2 million for the three months ended September 30, 2016, increased $1.8 million, or 5%, as compared to the three months ended September 30, 2015.

During the three months ended September 30, 2016, we incurred $1.3 million in acquisition-related transaction costs for professional fees and other items in the evaluation and negotiation of an unsuccessful acquisition. Excluding these costs, SG&A used in calculating adjusted EBITDA increased $0.6 million, or 2%.

Animal Health accounted for $0.4 million of the increase, driven by increased sales force and development costs. Mineral Nutrition SG&A decreased $0.2 million due to one-time costs in the prior year. Corporate expenses accounted for $0.4 million of the increase due to increased compensation and benefit costs.

Interest expense, net

Interest expense, net of $3.9 million for the three months ended September 30, 2016, increased $0.1 million, or 2%, compared to the three months ended September 30, 2015. Interest expense increased $0.7 million due to increased borrowings under our Revolver, compared to the same three-month period last year, and increased acquisition-related accrued interest. Interest income increased $0.6 million from interest on deposits in foreign jurisdictions.

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Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended September 30, 2016, amounted to net losses of $0.3 million, as compared to $5.5 million in net gains for the three months ended September 30, 2015. Foreign currency losses in the three months ended September 30, 2016, were primarily due to the movement of Brazil and Israel currencies relative to the U.S. dollar. Foreign currency gains and losses primarily arise from intercompany balances.

Provision for income taxes

The provision for income taxes was $5.4 million and $4.7 million for the three months ending September 30, 2016, and September 30, 2015, respectively. The effective income tax rates for these periods were 30.7% and 20.2%, respectively. The increase of 10.5% during the three months ended September 30, 2016, was primarily due to the benefit of a valuation allowance during the three months ended September 30, 2015, which offset the majority of our domestic income tax provision. In addition, we recognized an income tax benefit related to certain discrete items during the three months ended September 30, 2015.  Excluding the benefits of the prior year valuation allowance and discrete items, the effective income tax rate for the three months ended September 30, 2015, was approximately 33%.

Our effective tax rate may be impacted due to the effects of various discrete items, the fluctuation in tax rates in foreign jurisdictions, as well as the amount of income earned in our foreign subsidiaries, some of which may have significant net operating loss carryforwards. As of September 30, 2016, we maintained a full valuation allowance against the deferred tax assets related to our foreign net operating loss carryforwards. We review the realizability of our deferred tax assets and evaluate our valuation allowances on a quarterly basis, or whenever events or changes in circumstances indicate that a review is required. We will continue to evaluate the necessity of these foreign valuation allowances in future periods, and to the extent that a positive earnings trend continues, a significant portion of these allowances may be released in future periods.

Net income

Net income of $12.2 million for the three months ended September 30, 2016, decreased $6.6 million, compared to net income of $18.8 million for the three months ended September 30, 2015. The decrease was a result of the factors described above, including a $5.8 million decline in foreign currency (gains) losses, net and a $0.7 million increase in income tax expense.

Diluted EPS

Diluted EPS was $0.31 for the three months ended September 30, 2016, an decrease of $0.16, compared to $0.47 for the three months ended September 30, 2015, as a result of the decrease in net income.

Adjusted EBITDA

Adjusted EBITDA of $29.8 million for the three months ended September 30, 2016, increased $2.1 million, or 8%, as compared to the three months ended September 30, 2015. Animal Health Adjusted EBITDA increased $1.1 million, or 4%, due to sales growth and increased gross profit, partially offset by increased SG&A expenses. Mineral Nutrition increased $0.8 million, or 26%, due to improved operating margins from lower material costs, partially offset by lower average selling prices. Performance Products increased $0.7 million, due to higher volumes and lower product costs, partially offset by lower average selling prices. Corporate expenses increased $0.5 million due to increased compensation and benefit costs.

Adjusted diluted EPS

Adjusted diluted EPS was $0.36 for the quarter, an increase of $0.02 compared to $0.34 last year. Sales growth and an improved gross profit ratio, partially offset by SG&A growth and a higher effective income tax rate, were the primary contributors to the improvement.

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Pension Plan and Retirement Savings Plan Changes

In July 2016, we amended our domestic noncontributory defined benefit pension plan to eliminate credit for future service and compensation increases, effective as of September 30, 2016. The amendment resulted in a curtailment of the pension plan. During the three months ended September 30, 2016, we recorded a pension curtailment gain of $6.8 million in other comprehensive income and an offsetting reduction in the liability for pension benefits included in other liabilities. We also modified the 401(k) retirement savings plan, effective October 1, 2016, to include, for all domestic employees, a non-elective Company contribution of 3% of compensation and an additional discretionary contribution of up to 4% of compensation, depending on the employee’s age and years of service.

Separately, we recently offered a lump sum settlement option to certain pension plan participants. During the three months ending December 31, 2016, we will recognize a partial settlement of the pension plan and a charge to the consolidated statement of operations. The settlement expense is expected to be approximately $1.7 million.

BALANCE SHEET AND CASH FLOWS

•	3.0x leverage ratio at September 30, 2016

-	$345 million total debt

-	$116 million adjusted EBITDA

•	$37 million cash on hand at September 30, 2016

•	$16 million net cash flow before financing for the September 2016 quarter

•	Dividend

-	$3.9 million quarterly dividend paid during the September 2016 quarter

-	$3.9 million quarterly dividend to be paid December 2016

FINANCIAL GUIDANCE

We have reaffirmed our financial guidance for the fiscal year 2017 as initially presented in our August 29, 2016 press release. The guidance is shown in detail on the schedule included with this press release.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the company will review its financial results and respond to questions.

Date:	Thursday, November 10, 2016
Time:	9:00 AM Eastern
Location:	http://investors.pahc.com
U.S. Toll-Free:	+1 (877) 853-5634
International Toll:	+1 (315) 625-6893
Conference ID:	78320133

NOTE: In order to join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

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DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA and adjusted net income, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

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Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months
For the Periods Ended September 30	2016	2015	Change
	(in millions, except per share amounts and percentages)

Net sales	$188.0	$187.1	$0.9	0%
Cost of goods sold	127.0	127.9	(0.9)	(1)%
Gross profit	61.0	59.2	1.8	3%
Selling, general and administrative	39.2	37.3	1.8	5%
Operating income	21.8	21.9	(0.0)	(0)%
Interest expense, net	3.9	3.8	0.1	2%
Foreign currency (gains) losses, net	0.3	(5.5)	5.8	*
Income before income taxes	17.6	23.5	(5.9)	(25)%
Provision for income taxes	5.4	4.7	0.7	14%
Net income	$12.2	$18.8	$(6.6)	(35)%

Net income per share
basic	$0.31	$0.48	$(0.17)
diluted	$0.31	$0.47	$(0.16)

Weighted average common shares outstanding
basic	39.4	39.1
diluted	39.9	40.0

Ratio to net sales
Gross profit	32.4%	31.6%
Selling, general and administrative	20.8%	20.0%
Operating income	11.6%	11.7%
Income before income taxes	9.3%	12.6%
Net income	6.5%	10.0%
Effective tax rate	30.7%	20.2%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months
For the Periods Ended September 30	2016	2015	Change
	(in millions, except percentages)
Net Sales
MFAs and other	$83.4	$85.5	$(2.1)	(2)%
Nutritional specialties	26.3	22.4	3.9	18%
Vaccines	14.8	12.2	2.5	21%
Animal Health	124.5	120.1	4.4	4%
Mineral Nutrition	51.6	54.5	(2.9)	(5)%
Performance Products	11.9	12.5	(0.6)	(5)%
Total	$188.0	$187.1	$0.9	0%

Adjusted EBITDA
Animal Health	$32.6	$31.5	$1.1	4%
Mineral Nutrition	4.0	3.2	0.8	26%
Performance Products	0.7	0.1	0.7	763%
Corporate	(7.5)	(7.0)	(0.5)	*
Total	$29.8	$27.7	$2.1	8%

Ratio to segment net sales
Animal Health	26.2%	26.2%
Mineral Nutrition	7.7%	5.8%
Performance Products	6.2%	0.7%
Corporate (1)	(4.0)%	(3.7)%
Total (1)	15.9%	14.8%
(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$12.2	$18.8	$(6.6)	(35)%
Interest expense, net	3.9	3.8	0.1	2%
Provision for income taxes	5.4	4.7	0.7	14%
Depreciation and amortization	6.3	5.4	0.9	16%
EBITDA	27.8	32.7	(4.9)	(15)%
Acquisition-related accrued compensation	0.4	0.4	-	0%
Acquisition-related transaction costs	1.3	-	1.3	*
Foreign currency (gains) losses, net	0.3	(5.5)	5.8	*
Adjusted EBITDA	$29.8	$27.7	$2.1	8%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Adjusted Net Income

	Three Months
For the Periods Ended September 30	2016	2015	Change
	(in millions, except per share amounts and percentages)

Net sales	$188.0	$187.1	$0.9	0%
Cost of goods sold	125.7	127.0	(1.2)	(1)%
Gross profit	62.3	60.2	2.1	3%
Selling, general and administrative	37.2	36.6	0.6	2%
Operating income	25.0	23.5	1.5	6%
Interest expense, net	3.5	3.5	0.0	1%
Foreign currency (gains) losses, net	-	-	-	*
Income before income taxes	21.5	20.1	1.5	7%
Provision for income taxes	7.0	6.3	0.7	11%
Net income	$14.6	$13.8	$0.8	6%

Net income per share diluted	$0.36	$0.34	$0.02	5.9%

Weighted average common shares outstanding diluted	39.9	40.0

Ratio to net sales
Gross profit	33.1%	32.2%
Selling, general and administrative	19.8%	19.6%
Operating income	13.3%	12.6%
Income before income taxes	11.4%	10.7%
Net income	7.7%	7.4%
Effective tax rate	32.4%	31.2%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$12.2	$18.8	$(6.6)	(35)%
Acquisition-related intangible amortization(1)	1.3	1.0	0.3	33%
Acquisition-related intangible amortization(2)	0.3	0.3	(0.0)	(14)%
Acquisition-related compensation costs(2)	0.4	0.4	-	0%
Acquisition-related transaction costs(2)	1.3	-	1.3	*
Acquisition-related accrued interest	0.4	0.3	0.0	14%
Foreign currency (gains) losses, net(3)	0.3	(5.5)	5.8	*
Provision (benefit) for income taxes(4)	(1.6)	(1.5)	(0.0)	*
Adjusted net income	$14.6	$13.8	$0.8	6%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(1)Included in cost of goods sold

(2)Included in selling, general and administrative

(3)Primarily related to intercompany balances

(4)Related to the income tax effect of pre-tax income adjustments and the elimination of non-recurring or discrete items

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Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months
For the Periods Ended September 30	2016	2015	Change
	(in millions)

EBITDA	$27.8	$32.7	$(4.9)
Acquisition-related accrued compensation	0.4	0.4	-
Acquisition-related transaction costs	1.3	-	1.3
Foreign currency (gains) losses, net	0.3	(5.5)	5.8
Interest paid	(3.8)	(3.3)	(0.5)
Income taxes paid	(3.7)	(2.3)	(1.4)
Changes in operating assets and liabilities and other items	(0.9)	(24.5)	23.6
Net cash provided (used) by operating activities	$21.5	$(2.4)	$23.9

Capital expenditures	$(5.9)	$(8.1)	$2.2
Other investing	0.0	0.2	(0.2)
Net cash provided (used) by investing activities	$(5.9)	$(7.8)	$2.0

Net cash flow before financing activities	$15.6	$(10.2)	$25.8

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Phibro Animal Health Corporation

Guidance for fiscal year 2017

	FY 2017 Guidance - adjusted basis			FY 2016 adjusted	Growth - adjusted basis			FY 2016 reported
	low		high		low		high
	(in millions, except per share amounts and percentages)

Net sales - Animal Health segment	$495	-	$510	$486	2%	-	5%	$486
Net sales	750	-	770	752	(0)%	-	2%	752

Adjusted EBITDA	116	-	120	114	2%	-	5%
Depreciation expense	21	-	21	18	18%	-	18%
Operating income	95	-	99	96	(1)%	-	3%	86
Interest expense, net	17	-	17	15	10%	-	10%	17
Foreign currency (gains) losses, net	-		-	-	*		*	(8)
Income before income taxes	78	-	82	81	(3)%	-	2%	77
Provision (benefit) for income taxes	23	-	24	24	(3)%	-	2%	(6)
Net income	$55	-	$58	$57	(3)%	-	2%	$83

Net income per share - diluted	$1.38	-	$1.45	$1.43	(3)%	-	1%	$2.07

Weighted average common shares outstanding Diluted	40.0	-	40.0	40.0				40.0

* Calculation not meaningful

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture. For further information, please visit www.pahc.com.

Contact:	Phibro Animal Health Corporation
Richard Johnson
Chief Financial Officer
+1-201-329-7300
or
investor.relations@pahc.com

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